                                                                      EXHIBIT 12

                      H. J. HEINZ COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                      Fiscal Years Ended
                                --------------------------------------------------------------
                                April 27,    April 28,    April 30,      May 1,       May 2,
                                   2005         2004         2003         2002         2001
                                (52 Weeks)   (52 Weeks)   (52 Weeks)   (52 Weeks)   (52 Weeks)
                                ----------   ----------   ----------   ----------   ----------
Fixed Charges:
  Interest expense(a).........  $  238,412   $  215,563   $  226,152   $  233,657   $  265,062
  Capitalized interest........          --           --           --           48        8,239
  Interest component of rental
     expense..................      31,790       33,276       27,666       28,217       26,344
                                ----------   ----------   ----------   ----------   ----------
     Total fixed charges......  $  270,202   $  248,839   $  253,818   $  261,922   $  299,645
                                ----------   ----------   ----------   ----------   ----------
Earnings:
  Income from continuing
     operations before income
     taxes and cumulative
     effect of change in
     accounting principle.....  $1,058,614   $1,168,551   $  868,731   $1,050,520   $  754,426
  Add: Interest expense(a)....     238,412      215,563      226,152      233,657      265,062
  Add: Interest component of
     rental expense...........      31,790       33,276       27,666       28,217       26,344
  Add: Amortization of
     capitalized interest.....       2,012        1,924        1,666        1,862        2,129
                                ----------   ----------   ----------   ----------   ----------
     Earnings as adjusted.....  $1,330,828   $1,419,314   $1,124,215   $1,314,256   $1,047,961
                                ----------   ----------   ----------   ----------   ----------
Ratio of earnings to fixed
  charges.....................        4.93         5.70         4.43         5.02         3.50
                                ==========   ==========   ==========   ==========   ==========

(a) Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.